UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2011

ACCELRYS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27188	33-0557266
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

10188 Telesis Court, San Diego, California		92121-4779
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (858) 799-5000

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 19, 2011, Accelrys, Inc. (the “Company”), by and through its subsidiary, Accelrys Software Inc. entered into a Sale and Purchase Agreement (the “Agreement”) pursuant to which it acquired all outstanding equity interests in Contur Industry Holding AB and Contur Software AB (collectively, “Contur”). Based in Stockholm, Sweden, Contur is an emerging leader in cost-effective Electronic Laboratory Notebook (ELN) software solutions which enable scientific organizations to document their research and development processes and to capture their intellectual property (IP). Contur is a leading provider of such ELN capabilities via a Software-as-a-Service (SaaS) model.

Per the terms of the Agreement, the Company paid a total of $10.6 million in cash for such equity securities in connection with the signing and simultaneous closing of the acquisition. In addition, the Company has deposited an additional $2 million in escrow in order to secure certain representations and warranties made by the former equity holders of Contur (the “Sellers”), which amounts will be released in $1 million increments upon each of the first and second anniversaries of the date of the Agreement if, and to the extent that, no breaches of the representations and warranties have occurred. In addition, the Sellers may be entitled to receive an additional $250,000 upon each of the first and second anniversaries of the date of the Agreement based on the achievement of certain agreed-upon performance milestones.

The foregoing description is intended only as a summary of the material terms of the Agreement and is qualified in its entirety by reference to the full Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is hereby incorporated by reference herein.

On May 23, 2011, the Company issued a press release announcing the acquisition of Contur. A Copy of the press release is attached hereto as Exhibit 99.1 of this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Sale and Purchase Agreement Regarding All Shares in Contur Industry Holding AB and Warrants in Contur Software AB dated 19 May 2011

99.1	Press Release Dated May 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ Michael A. Piraino
Michael A. Piraino
Executive Vice President and Chief Financial Officer

Date: May 23, 2011